Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lamb Weston Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-218742 and 333-214508) on Form S-8 of Lamb Weston Holdings, Inc. of our reports dated July 28, 2020, with respect to the consolidated balance sheets of Lamb Weston Holdings, Inc. as of May 31, 2020 and May 26, 2019, the related consolidated statements of earnings, comprehensive income (loss), stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended May 31, 2020, and the related notes and financial statement schedule (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of May 31, 2020, which reports appear in the May 31, 2020 annual report on Form 10-K of Lamb Weston Holdings, Inc.

Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for leases as of May 27, 2019 due to the adoption of Accounting Standards Update ASU No. 2016-02, Leases (Topic 842), and also refers to a change in the Company’s method of accounting for revenues as of May 28, 2018 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606).

/s/ KPMG LLP

Seattle, Washington
July 28, 2020